                                 AMENDMENT AGREEMENT



     Reference is made to the Agreement and Plan of Merger ("Merger Agreement"), dated December 23, 1997, by and among FAMILY GOLF CENTERS, INC. ("Parent"), FAMILY GOLF ACQUISITION, INC. ("Purchaser") and METROGOLF INCORPORATED (the "Company"), the schedules to the Merger Agreement and to agreements by and among Parent, Purchaser and the Company related to the Merger Agreement (collectively, "Merger Documents").

     In order to correct certain ministerial errors in the Merger Documents, the parties agree to amend the Merger Documents as set forth in Schedule I hereto.

     IN WITNESS WHEREOF, the undersign have executed this Amendment Agreement as of the 23rd day of December, 1997.


                                   FAMILY GOLF CENTERS, INC.



                                   By:  /s/ Dominic Chang
                                      ------------------------------
                                   Name: Dominic Chang
                                   Title:



                                   FAMILY GOLF ACQUISITION, INC.



                                   By:   /s/ Robert J. Krause
                                      ------------------------------
                                   Name:   Robert J. Krause
                                   Title:



                                   METROGOLF INCORPORATED



                                   By:  /s/ Charles Tourtellotte
                                      ------------------------------
                                   Name:    Charles Tourtellotte
                                   Title:

                                      Schedule I
                                To Amendment Agreement

Merger Agreement-

          Schedule 3.12-
          Solano Balance due Heller should be $482,172.00

          Section 3.04- The last sentence should be revised to read:

          "The MERGER AGREEMENT, THE note, dated as of even date herewith, in the principal amount of $500,000 by MGI to Parent; the Option Agreement ("Option Agreement"), dated as of even date herewith, between Parent and MGI; the Pledge Agreement (the "Pledge Agreement"), dated as of even date herewith, between Parent and MGI; and the Escrow Agreement (the "Escrow Agreement"), dated as of even date herewith, among Parent, MGI and United States Trust Company of New York (the "Escrow Agent"), are collectively referred to in this Agreement as the "Operative Agreements." "

          Section 4.11.  The first sentence should be revised to read:

          "Provided that the Minimum Tender Condition (as such term is defined in EXHIBIT A) has been satisfied, promptly upon the acceptance for payment of, and payment by Acquisition for, all MGI Shares tendered and not withdrawn pursuant to the Offer, Acquisition shall be entitled to designate such number of directors on the Board of Directors of MGI as will give Acquisition, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors and MGI shall, at such time, cause Acquisition's designees to be so elected; PROVIDED, HOWEVER, that in the event that Acquisition's designees are appointed or elected to the Board of Directors of MGI, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date hereof or who are otherwise not officers, directors or affiliates of Acquisition and are independent directors under any applicable rules of the Boston Stock Exchange or the NASDAQ Smallcap Market (the "Independent Directors"); and PROVIDED FURTHER that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers, stockholders or affiliates of Acquisition and who shall be independent directors under the rules of the Boston Stock Exchange AND THE NASDAQ SMALLCAP MARKET and such persons shall be deemed to be Independent Directors for purposes of this Agreement."

          Section 5.01. The third sentence should be revised to read:

          "Parent shall have the right to match any such Superior Proposal, and shall have such matching proposal immediately accepted by MGI for five business days after Parent is informed of the necessary determination in clauses (i) and (ii) of the SECOND preceding sentence with respect to such Superior Proposal."

          Exhibit A Paragraph (b) should be revised to read:

          "there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by the Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clause (i) through (vi) of paragraph (a) above:"


Stock Purchase Agreement

          Exhibit A-
          685,622 shares owned by Charles D. Tourtelotte, 366 Emerson, Denver, Colorado, 680,782 shares of which are pledged to Coutts & Co.


Consolidated Secured Convertible Promissory Note

          Paragraph 7(a). The second sentence should read:
          "The Initial Conversion Price shall equal $1.00."